August 28, 2023

B2Gold Corp.

Park Place

Suite 3400, 666 Burrard Street

Vancouver, British Columbia V6C 2X8

Re: B2Gold Corp. - Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as U.S. tax counsel to B2Gold Corp., a corporation formed under the laws of Canada (the "Company"), in connection with the registration statement under the Securities Act of 1933, as amended, on Form F-3 (the "Registration Statement") filed with the Securities and Exchange Commission on the date hereof in respect of common shares of the Company to be offered and sold pursuant to the Company's Dividend Reinvestment Plan (the "Plan").  You have asked us for our opinion (this "Opinion") regarding the material U.S. federal income tax considerations applicable to a participant in the Plan who is treated as a U.S. person for U.S. federal income tax purposes (a "U.S. Participant"), as more particularly described in the Registration Statement under the caption "Income Tax Considerations Relating to the Plan--United States Income Tax Considerations for U.S. Participants."

In rendering our Opinion, we have reviewed originals or copies, identified to our satisfaction, of the Registration Statement and the Plan, each, as of the date hereof, deemed updated, modified, or superseded pursuant to the terms of such documents or subsequent filings, as applicable.

In rendering our Opinion, we have considered and relied upon the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, administrative rulings, judicial decisions, regulations, and procedures issued by the Internal Revenue Service, and such other authorities as we have deemed appropriate, as in effect on the date hereof.

We are opining herein as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or agencies within any state. Any change in applicable law, which may change at any time, or a change in the facts upon which our opinion is based and upon which we have relied, may affect the validity of the foregoing opinion. This firm undertakes no obligation to update this opinion in the event that there is either a change in the legal authorities or facts upon which this opinion is based.

Two North LaSalle Street | Chicago, Illinois 60602-3801 | 312.269.8000 | nge.com

August 28, 2023

Based upon the foregoing, and subject to the qualifications and limitations stated herein and in the Registration Statement, the statements set forth in the Registration Statement under the caption "Income Tax Considerations Relating to the Plan--United States Income Tax Considerations for U.S. Participants," insofar as they discuss matters of U.S. federal tax law and regulations or legal conclusions with respect thereto, constitute our opinion as to the material U.S. federal income tax consequences of the ownership and disposition of common shares by U.S. Participants in the Plan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Neal Gerber Eisenberg